Page 1 of 6 Pages

                  						  Exhibit Index Page 5


                        				UNITED STATES
		               SECURITIES AND EXCHANGE COMMISSION
			                  WASHINGTON, D.C.   20549


                     				SCHEDULE 13G


        		  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                					  2
         		       (AMENDMENT NO. _______________)*

                 			     Servico, Inc.
  ______________________________________________________________________

               			       (Name of Issuer)

        			     Common Stock;  Par Value $.01
______________________________________________________________________

                 			(Title of Class of Securities)

                        				  817648108
______________________________________________________________________

               			       (CUSIP NUMBER)



Check the following box if a fee is being paid with this statement
(  ). (A fee is not required only if the filing person:	 (1) has a
previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                 Page 2 of 6 Pages

CUSIP NO.   817648108           		     13G


1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Aetna Life and Casualty Company
       151 Farmington Avenue
       Hartford, CT.   06156-3124   IRS Identification No.  06-0843808

______________________________________________________________________

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                             							 (a)_________
    N/A							                       (b)_________
______________________________________________________________________

3.  SEC USE ONLY
______________________________________________________________________

4.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Connecticut
______________________________________________________________________
                              				  5.  SOLE VOTING POWER
				                                    941,535
				                             _____________________________________
NUMBER OF SHARES BENEFICIALLY
OWNED BY EACH REPORTING
PERSON WITH
                                    6.  SHARED VOTING POWER
				                                    -0-
				                              _____________________________________

                             				  7.  SOLE DISPOSITIVE POWER
				                                   941,535
				                              ______________________________________

                             				  8.  SHARED DISPOSITIVE POWER
				                                   -0-
				                               ______________________________________
_____________________________________________________________________
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    941,535
_____________________________________________________________________
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*
    N/A
_____________________________________________________________________
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    14.40%
_____________________________________________________________________
12. TYPE OF REPORTING PERSON*
    HC
______________________________________________________________________
*SEE INSTRUCTION BEFORE FILLING OUT!

                                                   Page 3 of 6 Pages

                     				  SCHEDULE 13G
 Item 1(a).	   Name of Issuer:

          		   Servico, Inc.

 Item 1(b).	   Address of Issuer's Principal Executive Offices:

         		   Servico Centre - South
		            1601 Belvedere Road
		            West Palm Beach, FL.	  33406

 Item 2(a).	   Name of Person Filing:

        		   Aetna Life and Casualty Company

 Item 2(b).	   Address of Principal Business Office or, if none,
          		   Residence:

         		   151 Farmington Avenue
		            Hartford, Connecticut  06156-3124

 Item 2(c).	   Citizenship:

          		   Connecticut

 Item 2(d).	   Title of Class of Securities:

          		   Common Stock

 Item 2(e).	   CUSIP Number:

	          	   817 648 108

 Item 3.	   Statement filed pursuant to Rule 13d-1(b).

       		   Parent Holding Company, in accordance with
		          Section 240.13d-1(b)(ii)(G)

 Item 4.	   Ownership.

       (a). Amount Beneficially Owned

       		   941,535

       (b). Percent of Class:

       		   14.40%
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                                                          Page 4 of 6 Pages

       (c).	   Number of shares as to which such person has:
     		   (i)	 sole power to vote or to direct the vote -
			            941,535
		       (ii)	 shared power to vote or to direct the vote -
			            -0-
		       (iii)	 sole power to dispose or to direct the
			            disposition of - 941,535
		       (iv)	 shared power to dispose or to direct the
			            disposition of-   -0-

 Item 5.	   Ownership of Five Percent or Less of a Class.
       		   N/A

 Item 6.	   Ownership of More than Five Percent on Behalf of
       		   Another Person.
		          N/A

 Item 7.	   Identification and Classification of the Subsidiary
       		   Which Acquired the Security Being Reported on By
		          the Parent Holding Company.

       		   See attached Exhibit

 Item 8.	   Identification and Classification of Members of the
       		   Group.
		          N/A

 Item 9.	   Notice of Dissolution of Group.
       		   N/A

 Item 10.	   Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 8, 1994
__________________________ (For the year ended December 31, 1993)
    Date

DANIEL P. KEARNEY
________________________________________
    Signature

Daniel P. Kearney, Executive Vice President, Investments
Name/Title